UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 20, 2005

MGM MIRAGE

(Exact name of registrant as specified in its charter)

DELAWARE	0-16760	88-0215232
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada		89109
(Address of Principal Executive Offices)		(Zip Code)

(702) 693-7120
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
ITEM 8.01 OTHER EVENTS

     On June 20, 2005, MGM MIRAGE, a Delaware corporation (the “Company”), sold, through a private placement (the “Private Placement”) exempt from the registration requirements under the Securities Act of 1933, as amended, $500 million in aggregate principal amount of its 6.625% Senior Notes due 2015 (the “Notes”). The Notes were sold in the United States only to accredited investors pursuant to an exemption from the Securities Act of 1933, as amended, and subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to use the net proceeds of such offering, or approximately $496 million, to repay a portion of the outstanding borrowings under its $7.0 billion credit facility and for general corporate purposes.

     In connection with the closing of the Private Placement, the Company entered into (i) an indenture, dated June 20, 2005, with certain subsidiaries of the Company and U.S. Bank National Association, as the trustee, governing the terms and conditions of the Notes as well as the registered notes of the Company to be issued in an exchange offer for such Notes (the “Indenture”) and (ii) a registration rights agreement, dated June 20, 2005, with certain subsidiaries of the Company and the initial purchasers of the Notes in the Private Placement (the “Registration Rights Agreement”).

     Under the Indenture, the Company issued the Notes bearing an interest rate of 6.625% and maturing on July 15, 2005 to certain initial purchasers of such Notes. Interest on the Notes will be payable semi-annually on January 15 and July 15 of each year, beginning on January 15, 2006. Pursuant to the Indenture, the Notes are guaranteed on a senior basis by substantially all of the Company’s wholly owned U.S. subsidiaries (the “Guarantors”) except for U.S. holding companies of the Company’s foreign subsidiaries. The Indenture contains customary covenants that will limit the Company’s ability and, in certain instances, the ability of the Company’s subsidiaries to incur liens on assets to secure debt, enter into certain sale and lease-back transactions, and merge or consolidate with another company or sell substantially all assets.

     Under the Registration Rights Agreement, the Company and the Guarantors agreed to use their respective best efforts to register notes having substantially identical terms as the Notes with the Securities and Exchange Commission (the “Commission”) as part of an offer to exchange freely tradeable exchange notes (the “Exchange Notes”) for the Notes. The Company and the Guarantors will file a registration statement for the Exchange Notes with the Commission within 120 days from June 20, 2005 and use their respective best efforts to cause such registration statement to be declared effective within 180 days from June 20, 2005. Under the Registration Rights Agreement, if the Company fails to file the registration statement on time, fails to cause such registration statement to be declared effective on time, or fails to consummate the corresponding exchange offer within 221 days from June 20, 2005, the Company will be obligated to pay an additional annual interest rate on the Notes of 0.25% for each 90-day period that such failure continues, up to a maximum additional interest rate of 1.00%. Such additional interest would cease to accrue once such default is remedied.

     The description set forth above is qualified by the Indenture and the Registration Rights Agreement filed herewith as exhibits.

     This notice does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits:

99.1	Indenture, dated June 20, 2005, among MGM MIRAGE, certain subsidiaries of MGM MIRAGE, and U.S. Bank National Association.

99.2	Registration Rights Agreement, dated June 20, 2005, among MGM MIRAGE, certain subsidiaries of MGM MIRAGE, and certain initial purchasers parties thereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM MIRAGE

Date: June 21, 2005	By:	/s/ Bryan L. Wright

	Name:	Bryan L. Wright
	Title:	Senior Vice President — Assistant General Counsel & Assistant Secretary

INDEX TO EXHIBITS

No.	Description

99.1	Indenture, dated June 20, 2005, among MGM MIRAGE, certain subsidiaries of MGM MIRAGE, and U.S. Bank National Association.

99.2	Registration Rights Agreement, dated June 20, 2005, among MGM MIRAGE, certain subsidiaries of MGM MIRAGE, and certain initial purchasers parties thereto.